Exhibit 99.1

Health Insurance Innovations, Inc. Reports Second Quarter 2013 Financial and Operating Results

– Company to Host Conference Call and Webcast at 10:00 a.m. EDT, Wednesday, August 14 –

TAMPA, Fla., Aug. 13, 2013 — Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”), a leading developer and administrator of affordable, cloud-based individual health insurance plans and ancillary products, today reported financial and operating results for the second quarter and six months ended June 30, 2013. The Company will host a conference call and webcast at 10:00 a.m. EDT, Wednesday, August 14.

Company highlights for the second quarter of 2013 include the following:

•	Record quarterly revenue of $13.6 million, representing 37.4% growth from the second quarter of 2012

•	Record quarterly premium equivalents of $24.2 million, representing 34.4% growth from the second quarter of 2012

•	Adjusted EBITDA of $1.7 million (see the Reconciliation of Net Loss to Adjusted EBITDA contained within this release), compared to $1.2 million of Adjusted EBITDA in the same period in 2012

•	Record policies in force as of June 30, 2013, totaled 63,918, a 31.8% increase from 48,483 at June 30, 2012

•	Ancillary revenues rose to a record 19.7% of total revenues, reflecting the success of our policy bundling strategy

•

Selection as the recipient of Companion Life Insurance Company’s Specialty Markets Health Partner of the Year Award for 2012, an award recognizing the outstanding achievements of partners who market innovative products underwritten by Companion

Recent Company highlights post second quarter of 2013 include the following:

•

Acquisition of significant distributor — HII acquired the Secured Health and Life companies (“Secured”), a group that includes a call center and manager of down-line call centers, which is a significant distributor of HII insurance products. Secured is also a leading provider and manager of insurance sales leads that uses its proprietary techniques to lower lead cost per policy sale, and a call center-focused sales automation software developer

•	Hiring of the principals of Secured in connection with the acquisition

•

Launch of a new short-term medical product in cooperation with carrier HCC Life Insurance Company (NYSE:HCC), a leading provider of medical stop loss, group-term and short-term medical insurance to expand our short-term medical portfolio

“We are pleased with our results for the second quarter of 2013, which are in line with the expectations range we discussed in May 2013,” said Michael Kosloske, Chairman, President and Chief Executive Officer of HII. “In the last three months, we have enhanced our core operations with the introduction of innovative insurance solutions like our short-term medical product launched in cooperation with carrier HCC Life Insurance Company and have continued to grow higher-margin ancillary policy revenues through ancillary product enhancements and bundling of core medical and ancillary products. We have remained focused on executing against our operating plan while adding significant new capabilities through the recent acquisition of Secured. In addition, our experienced team continues to identify and leverage strategic partnerships and opportunities. Together, these initiatives have produced operational traction in 2013 and we believe have positioned us well for 2014, when the Affordable Care Act takes effect, and beyond.”

Q2 2013 Operational Highlights

Policies in force have expanded by 31.8% in the second quarter of 2013 to 63,918 compared to 48,483 in the second quarter of 2012. The growth in policy count was driven both by continuous improvement of our products, based upon industry expertise and an acute understanding of customer needs, and by the growth of HII’s distribution network. During the second quarter, HII added 25 call centers and 133 licensed insurance brokers to its distribution network.

Acquisition of Significant Distributor

The Company announced the acquisition of Secured on July 18, 2013. This transaction added significant additional captive distribution of short-term medical and ancillary insurance policies as well as proprietary sales leads management and sales automation software development capabilities.

The Company paid $10.0 million cash for Secured and agreed to pay contingent consideration of approximately $6.5 million based upon the expected growth of Secured’s business. This “earn-out” consideration will be paid partially by issuance of up to $3.75 million in stock (with the number of shares issued determined in 2014 through 2016 when such consideration is earned) and partially in cash determined under an adjustable promissory note with the three selling shareholders, Messrs. Safina, Knaster and Saavedra (the “Sellers”), that has an initial principal amount of $2.75 million.

Secured was acquired from its three founders, and, in conjunction with the stock purchase, the Company entered into employment agreements and non-competition agreements with each of them. The Sellers bring HII very significant industry and technical expertise from their backgrounds in corporate and business development, insurance call center and sales lead management, and innovative call center, sales and customer relationship management software program development.

This transaction is expected to produce a number of compelling benefits:

•

Vertical integration with our largest distributor leading to incremental profits which are expected to be immediately accretive and grow significantly from the approximately $3 million of earnings before tax attained by Secured on an estimated proforma basis in 2012 (excluding purchase price amortization)

•	Reduced enterprise risk from enhanced control over the Company’s sales function

•	Addition of sales lead management expertise that is designed to lower the cost of each insurance policy sale

•	Upside opportunities through technological and cost saving synergies

“We plan to extend the capabilities that Secured brings to HII, and in particular, its innovative call center management technology and the ability to manage the purchase and use of sales leads across our sales platform,” added Mr. Kosloske. “In doing so, we expect to not only make our captive distribution more productive, but also to enhance relationships with independent licensed call centers and agents that sell our products.”

Mr. Kosloske concluded, “The addition of these capabilities completes our vertical business model, which starts with best-in-class carriers, designs innovative and cost-effective insurance programs that are delivered by an efficient cloud-based sales platform, and now will employ leads management techniques designed to lower the cost of each policy sold within our distribution channels. In summary, we believe these capabilities position us to maximize opportunities in 2013, 2014 and beyond.”

Q2 2013 Financial Highlights

Revenue increased 37.4% to $13.6 million during the second quarter ended June 30, 2013, compared to $9.9 million in the same period in 2012 and increased 41.1% to $26.1 million for the six month period compared to $18.5 million in the same period in 2012. Premium equivalents increased 34.4% to $24.2 million in the second quarter of 2013, compared to $18.0 million in the same period in 2012. For the six month period, premium equivalents increased 37.0% to $46.3 million, compared to $33.8 million in the same period in 2012. A reconciliation of premium equivalents to revenues for the three and six months ended June 30, 2013, and 2012 is included in the financial supplement included in this press release. By policy type, the make-up of revenues was as follows: 57.5% short-term medical, 22.8% hospital indemnity, and 19.7% ancillary products for the three month period; and 57.4% short-term medical, 23.6% hospital indemnity, and 19.0% ancillary products for the six month period ended June 30, 2013.

During the second quarter of 2013, the Company reported a pre-tax loss of $0.7 million in comparison to pre-tax income of $0.9 million in the second quarter of 2012. The primary driver of this quarter’s loss was share-based compensation expense of $1.9 million. During the first six months of 2013, the Company reported a pre-tax loss of $7.0 million in comparison to pre-tax income of $1.7 million for the same period in 2012. The primary drivers of this loss were the $5.5 million expense recorded in the first quarter related to termination of certain contract rights with TSG Agency, LLC and $2.7 million of stock-based compensation recorded during the six month period.

EBITDA (earnings before interest, taxes, depreciation and amortization) was a loss of $0.5 million for the three months ended June 30, 2013, compared to $1.2 million of EBITDA in the same period in 2012. A reconciliation of net (loss) income to EBITDA for the three and six months ended June 30, 2013, and 2012 is included within this press release.

Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA was $1.7 million for the three months ended June 30, 2013, compared to $1.2 million of Adjusted EBITDA in the same period in 2012. A reconciliation of net (loss) income to Adjusted EBITDA for the three and six months ended June 30, 2013, and 2012 is included within this press release.

Cash used in operations during the six months ended June 30, 2013 was $6.2 million, compared to cash provided by operations of $2.8 million in the six months ended June 30, 2012. The net cash outflow in the six months ended 2013 was primarily due to the $5.5 million paid to terminate certain contract rights with TSG Agency, LLC during the first quarter and the continued expansion of our advanced commission program.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss its results at 10:00 a.m. EDT, Wednesday, August 14. The conference call may be accessed by dialing (877) 312-8797 for domestic callers and (678) 825-8236 for international callers. The conference passcode is 30539375. The conference call will also be webcast live under the investor relations section of HII’s website at www.hiiquote.com. The webcast will be archived there for 30 days following the call. Please visit HII’s website 15 minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc. creates customizable and affordable, high-quality health insurance products and supplemental services through partnerships with best-in-class carriers. The Company utilizes its pioneering, next-generation cloud-based technology platform to provide insurance agents with real-time health insurance solutions, allowing them to tailor plans to fit consumers’ budgets and needs.

Additional information about HII can be found at www.hiiquote.com. The reference to our website is not intended to incorporate our website into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, the ability to maintain and enhance our name recognition and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on the statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Consolidated Balance Sheets (unaudited)

($ in 000’s, except share amounts)

	June 30, 2013 (1)	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$27,979	$750
Cash held on behalf of others	4,213	3,839
Credit card transactions receivable	1,073	588
Short-term investments	20,491	—
Accounts receivable	196	273
Advanced commissions	2,479	297
Prepaid expenses and other current assets	615	217

Total current assets	57,046	5,964

Property and equipment, net of accumulated depreciation	268	213
Capitalized offering costs	—	1,819
Goodwill	5,906	5,906
Intangible assets, net of accumulated amortization	3,508	3,959
Other assets	28	100

Total assets	$66,756	$17,961

Liabilities and stockholders’/member’s equity
Current liabilities:
Accounts payable and accrued expenses	$1,213	$2,062
Carriers and vendors payable	3,380	2,790
Commissions payable	1,695	1,533
Current portion of long-term debt	—	813
Current portion of noncompete obligation	129	155
Income taxes payable	1,295	—
Due to member of Health Plan Intermediaries, LLC	—	773
Other current liabilities	460	345

Total current liabilities	8,172	8,471

Long-term debt, less current portion	—	2,481
Noncompete obligation	588	626
Due to related parties pursuant to tax receivable agreement	359	—
Other liabilities	57	45

Total liabilities	9,176	11,623

Commitments and contingencies

Stockholders’/member’s equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 5,309,594 shares issued and outstanding)	5	—
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 8,566,667 shares issued and outstanding)	9	—
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; 0 shares issued and outstanding)	—	—
Additional paid-in capital	25,262	—
Accumulated other comprehensive income	(15)	—
Accumulated deficit	(4,092)	—
Member’s equity of Health Plan Intermediaries, LLC	—	6,335
Noncontrolling interests	36,411	3

Total stockholders’/member’s equity	57,580	6,338

Total liabilities and stockholders’/member’s equity	$66,756	$17,961

(1)	The balance sheet data as of June 30, 2013, includes the effects of restating our first quarter balance sheet, as reflected in our Form 10-Q/A filed with the Securities and Exchange Commission on August 13, 2013.

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

($ in 000’s, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013 (1)	2012
Revenues (premium equivalents of $24,194 and $18,024 for the three months ended June 30, 2013 and 2012, respectively and $46,279 and $33,757 for the six months ended June 30, 2013 and 2012, respectively)	$13,598	$9,935	$26,069	$18,458
Third-party commissions	8,473	6,710	16,510	12,450
Credit cards and ACH fees	283	213	548	423
Contract termination expense	—	—	5,500	—
General and administrative expenses	5,354	1,811	9,662	3,234
Depreciation and amortization	246	271	490	542

Total operating costs and expenses	14,356	9,005	32,710	16,649

(Loss) income from operations	(758)	930	(6,641)	1,809
Other expense (income):
Interest (income) expense	(17)	62	21	127
Other (income) expense	(44)	(4)	384	(10)

Net (loss) income before income taxes	(697)	872	(7,046)	1,692
Provision for income taxes	128	—	1,295	—

Net (loss) income	(825)	872	(8,341)	1,692
Net loss attributable to noncontrolling interests	(421)	(20)	(4,249)	(20)

Net (loss) income attributable to Health Insurance Innovations, Inc. and Health Plan Intermediaries, LLC	(404)	892	(4,092)	1,712

Per Share data
Net loss per share attributable to Health Insurance Innovations, Inc.
Basic	$(0.08)	$(.86)

Diluted	$(0.08)	$(.86)

Weighted average shares outstanding
Basic	4,766,667	4,750,000
Diluted	4,766,667	4,750,000

(1)	Financial data for the six months ended June 30, 2013, includes our second quarter results of operations together with our restated first quarter results of operations, as reflected in our Form 10-Q/A filed with the Securities and Exchange Commission on August 13, 2013.

Reconciliation of Net (Loss) Income to EBITDA

For the Three and Six Months Ended June 30, 2013 and 2012

(in thousands)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013 (3)	2012

Net (loss) income	$(825)	$872	$(8,341)	$1,692
Interest (income) expense	(17)	62	21	127
Provision for income taxes	128	—	1,295	—
Depreciation and amortization	246	271	490	542

EBITDA (1)	(468)	1,205	(6,535)	2,361

Non-cash stock based compensation	1,927	—	2,701	—
Contract termination expense	—	—	5,500	—
Acquisition costs	194	—	194	—

Adjusted EBITDA (2)	$1,653	$1,205	$1,860	$2,361

(1)	“EBITDA” is defined as net income before interest expense, income tax expense and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	To calculate Adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(3)	Financial data for the six months ended June 30, 2013, includes our second quarter results of operations together with our restated first quarter results of operations, as reflected in our Form 10-Q/A filed with the Securities and Exchange Commission on August 13, 2013.

Reconciliation of Premium Equivalents to Revenues

For the Three and Six Months Ended June 30, 2013 and 2012

(in thousands)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Premium equivalents (1)	$24,194	$18,024	$46,279	$33,757
Less risk premium	(10,010)	(7,722)	(19,111)	(14,611)
Less amounts earned by third party obligors	(586)	(367)	(1,099)	(688)

Revenues	$13,598	$9,935	$26,069	$18,458

(1)	“Premium equivalents” is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included premium equivalents in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. Premium equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

CONTACT: Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(877) 376 5831 ext.313

mhershberger@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact:

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

andreas.marathis@russopartnersllc.com